EXHIBIT D

RECENT DEVELOPMENTS

The information included in this section supplements the information about Jamaica contained in Jamaica’s annual report for the year ended March 31, 2022 on Form 18-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 14, 2022 (the “2022 Form 18-K”), as amended from time to time. To the extent the information in this section is inconsistent with the information contained in the 2022 Form 18-K, the information in this section replaces such information. No significant changes to the information provided in the 2022 Form 18-K have occurred. Initially capitalized terms used in this section have the respective meaning assigned to those terms in the 2022 Form 18-K.

Principal Sectors of the Economy

Tourism

Update to the Hotels that JAMPRO Facilitated in FY 2021/22

The following table shows the hotels that JAMPRO facilitated in FY 2021/22 and for which economic data has been provided as at the date of this report:

Hotel	Capital Expenditure(1)	Jobs	Room Count	Status
Ocean Coral Spring by H10	US$14,000,000	150 Temporary	444	Phase 2, which includes 444
Hotels		321 Permanent		rooms, became operational on December 16, 2021.

Princess Resorts (Phase 1)	US$69,000,000	400 Temporary	1,000	Construction on 1,000
		25 Permanent		rooms is ongoing. Expected
				completion is FY 2024/25.

ROK by Hilton former	US$18,000,000	60 Temporary	68	Construction completed.
Oceana Hotel Downtown Kingston)		60 Permanent

TOTAL	U$101,000,000	610 Temporary	1,512
		406 Permanent

(1)	Amounts shown in the Capital Expenditure column are for spend reported FY 2021/22 only, and do not represent the total expenditure for the respective project.

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Update to New or Refurbished Hotels Expected to Come On-stream

The following table shows the new or refurbished hotels that are expected to come on-stream for the period 2022-2027:

Hotel	Type	Est. Capital Expenditure(1)	Room Count	Status
ROK by Hilton former Oceana Hotel Downtown Kingston)	European Plan Hotel	US$31,000	168	Completed and open.

Amaterra Resort – Branded by Marriott, Stewart Castle Trelawny – Phases	All-inclusive	US$200 million	1,200	Plans have stopped. There is no update as to when they will resume.

Palm Beach Villas	All-inclusive beachfront villas	US$40 million	22	Construction ongoing – estimated to be completed in 2022.

Hardrock Hotel & Casino	All-inclusive resort	US$800 million	1,100	Project on track estimated completion date to be announced at a later date.

Princess Resort	All-inclusive resort	US$500 million	2,000	Construction ongoing.

Grand Hotel Excelsior Port Royal Former Morgan’s Harbour Hotel	European Plan Hotel	US$20 million	50	Construction ongoing.

Sandals Dunn’s River Golf Resort & Spa Phase 1 & 2	Full All-Inclusive	US$280 million	510	Construction ongoing and estimated that Phase 1 to end in 2022 and Phase 2 in 2023.

Villa Janus	Custom Plan	US$16 million	11	Construction ongoing.

Buki Ocean View	Continental Plan Hotel	US1.7 million	9	Construction ongoing. Scheduled to open in 2022.

RIU	All Inclusive	US$100 million	700	Expected to be completed by July 2023.

Viva Wyndham	All Inclusive	US$300 million	1,000	Expected to break ground in 2023.

Secrets Resorts	All-inclusive	US$210 million	700	Expected to break ground in 2023.

Harmonization	Not Available	US$25 million	1,000	No information available. Update expected in 2023.

Oyster Bay	Luxury villas	US$7.5 million	17	Completed.

Terra Nova	European Plan Hotel	US$ 6.7 million	30	Scheduled completion in 2023.

TOTAL		US$2.5 billion	8,517

(1)	Projections are based on the entire lifespan of the construction of the project, as opposed to year-to-date calculations.

Over the next five years, approximately 15 hotels are projected to come on-stream, representing approximately 8,517 new rooms.

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